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                                      EXHIBIT I

                          FORM OF SOURCING AGENCY AGREEMENT






                                         -81-

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                                                                 Exhibit I

                                     HAUSER, INC.

                               ZUELLIG BOTANICALS, INC.

                              SOURCING AGENCY AGREEMENT

     This Sourcing Agency Agreement (this "Agreement") is made as of the [Closing Date] (the "Effective Date") by and between Hauser, Inc. ("Hauser"), a Colorado corporation, and Zuellig Botanicals, Inc. ("BI"), a Delaware corporation doing business as Botanicals International, Inc. The parties are sometimes referred to individually as a "Party" and collectively as the "Parties." Other terms are defined in Section 1.

                                      RECITALS

     A. Hauser is in the businesses, among others, of acquiring natural products and derivatives ("Raw Materials," as more fully defined in Section 1
(a)(5)) from sources throughout the world and processing such Raw Material in the manufacturing and marketing of nutraceutical products. Hauser maintains a purchasing department for the purpose of enabling it to acquire Raw Materials, which department is capable of acting a purchasing agent for BI.

     B. BI is in the business of businesses, among others, of acquiring Raw Materials from sources throughout the world and processing such natural products and derivatives in the manufacture and marketing of botanical powders, teas, and spices. BI does not have a purchasing department through which to acquire Raw Materials.

     C. The Parties desire that Hauser be the exclusive purchasing agent for BI with respect to Raw Materials, under the terms and conditions of this Agreement.

                                      AGREEMENT

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Parties agree as follows:

     1. DEFINITIONS. (a) In this Agreement, the following expressions, when capitalized as indicated, shall have the meanings ascribed to them in this
Section 1 or in another section as indicated, and cognate expressions shall have corresponding meanings.

               (1) "Affiliate," with respect to either Party, means any individual, corporation, partnership, or other entity controlling, controlled by, or under common control with such Party. For such purpose the terms "controls," "is controlled by," or "is under common control with" refers to the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract, or otherwise. Neither Party shall be an Affiliate of the other Party.

               (2) "Business Day" means a day that is not a Saturday, Sunday, or holiday of the Federal Government of the United States of America. If any notice is required to be given within a stated number of Business Days, or any other action is required to be taken within a stated number of Business Days, then the notice shall be given, or the action taken, before 5:00 Hauser Time on the last day of the stated number of Business Days.

               (3)  "Commission Rate" is defined in Section 3(a).

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               (4)  "Effective Date" is defined in the first paragraph of this
     Agreement.

               (5) "Raw Material" means natural products and derivatives that may be used by a Party in the manufacture or marketing of the Party's nutraceutical products, botanical powders, teas, or spices. The term does not include energy, office supplies, shop materials, equipment or other such items.

               (6) "Raw Material Price" means the price payable by a Party for Raw Material, excluding amounts payable for (a) transportation, (B) insurance covering risk of loss in delivery, or sales, use, tariff, import/export duties, excise tax, customs duties, or other taxes or impositions, but reduced by allowances or credits for rejections, returns, settlements, and claims.

               (7) "Raw Material Quantity" means a quantity of Raw Material, expressed in kilograms.

               (8) "Sourcer" means a person, other than a Party or an Affiliate of a Party, who may sell Raw Materials.

               (9)  The "Term of this Agreement" is defined in Section 8.

          (b) In this Agreement, the following expressions, whether or not capitalized, shall have the meanings ascribed to them in this Section 1(b), and cognate expressions shall have corresponding meanings.

               (1) "Offer" means offer to purchase or offer to sell, as the context requires.

               (2) "Purchase" includes every contract of purchase of, contract to buy, or acquisition of a thing for value. "Offer to purchase" includes every attempt or offer to acquire, or solicitation of an offer to sell, a thing for value.

               (3) "Sale" or "sell" includes every contract of sale, contract to sell, or disposition of a thing for value. "Offer to sell" includes every attempt or offer to dispose of, or solicitation of an offer to purchase, a thing for value.

               (4)  "Third person" excludes an Affiliate of either Party.

     2. HAUSER AS PURCHASING REPRESENTATIVE FOR BI. (a) Hauser shall be BI's exclusive agent for BI's purchase of Raw Material from Sourcers.

          (b) If BI desires to purchase Raw Material, it shall give notice thereof (the "Solicitation Notice") to Hauser, which Solicitation Notice shall--

               (1) State the specifications for the desired Raw Material and state such other terms and conditions, such as Raw Material Quantity, delivery dates, Raw Material Price, and payment terms, as BI deems necessary or appropriate to enable Hauser to obtain offers from Sourcers to sell Raw Material to BI on terms and conditions that may be satisfactory to BI; and

               (2)  Instruct Hauser to proceed in accordance with this
     Section 2.


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BI may state any or all of its terms and conditions, including specifications, as ranges. BI shall add to or clarify the information contained in its Solicitation Notice as Hauser may reasonably request to enable Hauser to more efficiently or more readily acquire Sourcers' offers on terms and conditions that will be satisfactory to BI.

          (c) Upon receipt of BI's Solicitation Notice and such additional or clarifying information as Hauser may request, Hauser shall, as purchasing representative for BI, use its reasonable efforts to obtain offers from Sourcers, wherever located, matching or approximating the specifications and other terms and conditions stated by BI in the Solicitation Notice and giving notice of, and forwarding to BI, such Sourcers' offers as are obtained.

          (d) Upon its receipt of any Sourcer's offer forwarded to it by Hauser, BI may, in its discretion, by notice given to Hauser, (A) instruct Hauser to accept, as BI's purchasing agent, the Sourcer's offer (B) instruct Hauser to counteroffer, as BI's purchasing agent, to the Sourcer, or determine not to accept the offer. If BI does not give any such notice to Hauser withing five Business Days after Hauser forwarded the Sourcer's offer to BI, then BI shall be deemed to have determined not to accept that offer and to have instructed Hauser to continue to pursue other offers pursuant to
Section 2(b).

          (e) Notwithstanding the foregoing, if Hauser obtains a Sourcer's offer that matches the specifications and other terms and conditions stated in BI's Solicitation Notice (as the same may have been added to or clarified) in all material respects, then Hauser may accept that offer on BI's behalf in lieu of forwarding the offer to BI for its acceptance, counteroffer, or nonacceptance under Section 2(d). Hauser shall giver prompt notice to BI of such acceptance.

          (f) If BI purchases Raw Material from a Sourcer (whether or not pursuant to an offer forwarded by Hauser to BI or accepted by Hauser on BI's behalf pursuant to Section 2(e)), BI shall pay to Hauser a commission equal to the product of the Commission Rate applicable at the date of delivery multiplied by the Raw Material Quantity purchased, such commission being paid as deliveries of the Raw Material are made to BI, whether such deliveries occur during the Terms of this Agreement or after its termination.

          (g) If, in the course of purchasing Raw Material from a Sourcer for BI, Hauser also purchases Raw Material from the Sourcer for its own purposes, Hauser shall share with BI, proportionately, any volume discount in the Raw Material Price obtained by reason of the two purchases.

     3. COMMISSION RATE. (a) The commission rate (the "Commission Rate") payable by BI to Hauser for purchases made through Hauser as purchasing agent shall be determined periodically based upon the cost to Hauser of its purchasing department and the Raw Material Quantity purchased through that purchasing department by Hauser and BI, such determination to be as provided in this
Section 3.

          (b) An assumed Commission Rate of $0.05 per kilogram of Raw Material Quantity purchased by BI shall initially be applied to Raw Material delivered to BI during the partial calendar month, if any, in which the Effective Date occurs and the first six full calendar months following the Effective Date.

          (c) During the seventh full calendar month following the Effective Date, Hauser shall determine and give BI notice of the following items, determined for the first six full calendar months following the Effective Date--


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               (1)  The accountable cost ("Department Cost") of Hauser's
     purchasing department, including salaries, space, share of general and administrative expenses, and all other costs properly allocated to the purchasing department;

               (2) The aggregate Raw Material Quantity purchased through the purchasing department for BI (the ""BI Weight");

               (3) The aggregate Raw Material Quantity purchased through the purchasing department for Hauser, for any of its Affiliates, and for third person (if any)(the "Hauser Weight");

               (4) The product obtained by multiplying the Department Cost by a fraction the numerator of which is the BI Weight and the denominator of which is the sum of the BI Weight and the Hauser Weight (such product being referred to as the "BI Department Cost").

               (5) The quotient obtained by dividing the BI Department Cost by the BI Weight.

Hauser shall also provide BI with such supporting information as Hauser reasonably deems necessary or appropriate to confirm its determination, and such additional information as BI may reasonably request for that confirmation.

          (d) The quotient determined pursuant to Section 3(c)(5) shall be the actual Commission Rate applicable to deliveries of Raw Material made during the partial calendar month, if any, in which the Effective Date occurs and the first six full calendar months following the Effective Date. The Parties shall adjust for any difference between the assumed Commission Rate stated in Section 3(b) and the actual Commission Rate by (1) BI paying to Hauser any additional commission earned at the actual Commission Rate over commissions theretofore paid at a lower assumed Commission Rate or (2) Hauser repaying to BI any excess of actual commissions theretofore paid at a higher assumed Commission Rate over the commissions actually earned at the actual Commission Rate, as the case may be.

          (e) The quotient determined pursuant to Section 3(c)(5) shall also be the assumed Commission Rate applicable to deliveries of Raw Material made during the second period of six full calendar months following the Effective Date, and in the calendar months following the end of that second period, Hauser shall make determinations of the Department Costs and aggregate kilograms delivered, for such second period, as if Section 3(c) applied to that second period. The Parties shall then apply Section 3(d) to determine the actual Commission Rate for that second period and shall make the adjustments in commissions paid that contemplated by the Section 3(d), in each case as if Section 3(c) and Section 3(d) applied to that second period. The Parties shall thereafter repeat these procedures with respect to each successive six calendar month period thereafter so long as deliveries are made to BI of Raw Materials purchased through Hauser.

     4. TIME FOR ACTIONS; COOPERATION. (a) The Parties acknowledge that this Agreement does not always provide specific time periods for the making of offers and acceptances or the taking of other actions. The Parties agree that each such action for which a specific time period is not provided shall be taken reasonably promptly considering the circumstances as are then known to the Party taking or required to take the action.

          (b) Each Party will cooperate with the other Party in its performance under this Agreement, to the end that the offers, acceptances, purchases, and sales contemplated herein may be


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facilitated Without limiting the generality of the foregoing, each Party shall promptly provide to the other such detailed information as the other Party may request from time to time regarding the specifications of Raw Material that is sought or offered and the terms and conditions of purchases or sales sought or offered regarding Raw Material, in order that each Party may have a complete understanding of such specifications, terms and conditions. In the event Hauser is under a duty under Section 2 to seek offers from Sourcers to sell Raw Material to BI, and Hauser determines in good faith that the Raw Material is not available on terms and conditions that would be acceptable to BI, it may so inform BI and decline to expend further efforts to obtain such offers unless and until BI modifies its terms and conditions.

          (c) In the event the Parties do not otherwise provide with respect to any particular purchase of Raw Material by one Party from the other Party pursuant to this Agreement, payment of the Raw Material Price by one Party to the other Party shall be made within thirty days after the invoice date for the Raw Material.

     5. PLANNING, FORECASTING, REVIEWING, (a) Hauser and BI shall meet periodically to forecast BI's needs for Raw Materials and anticipated availabilities of Raw Materials, including such matters as availability of Raw Material, Sourcer location, prices, qualities and the like, and to develop plans for the acquisition of Raw Materials meeting BI's needs. It is anticipated that such meeting shall e quarterly, but each such meeting shall be held at a date, time, and place specified by either Party in a notice to the other.

     6. INSURANCE. Each Party shall maintain the following insurance coverage, either (a) during the Term of this Agreement with claims-incurred coverage or (b) during the Term of this Agreement and for a period following the Term of this Agreement sufficient to cover all claims which may be for events occurring during the Terms of this Agreement with claims-made coverage;

               (1) Comprehensive general liability insurance, endorsed to provide for contractual liability, with limits of $1,000,000 combined single limit each occurrence; and

               (2) Professional liability (also covering errors and omissions), with limits of, with limits of $1,000,000 combined single limit each occurrence.

All policies for such coverage shall be endorsed to waive subrogation in favor of the other Party, and policies referred to in Section 6(b)(1) shall name, as additional insureds, (except (e) above), Company, it's the other Party and its officers, directors and employees. Each Party shall provide to the other Party, at the other Party's request from time to time, certificates of insurance evidencing the required coverage on terms reasonably acceptable to the other Party. Each Party shall require its insurance carriers to give the other Party thirty days' written notice prior to the cancellation of any policies required hereunder.

     7. BI INDEMNITY. BI shall indemnify and hold Hauser harmless from any damage resulting to Hauser by reason of BI's failure to perform its obligations with respect to any Sourcer's offer to sell, or any counteroffer to purchase, that BI has made on BI's behalf, as contemplated herein.

     8. TERM AND TERMINATION. (a) The term of this Agreement (the "Term of this Agreement") shall begin on the Effective Date and shall continue until terminated on the earliest of any of the following dates:

               (1) Such date, on or after the second anniversary of the Effective Date, that either Party may state as the date for termination of the Term of this Agreement in notice given to the other Party at least three months before the stated date;


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               (2)  Such date as the Parties may state as the date for
     termination of the Term of this Agreement in a writing signed by both Parties (which writing may be in counterparts);

               (3) Such date as Hauser may state in a notice given to BI stating that the Term of this Agreement is terminated as of such date because control of BI has changed, if such notice is given before the date that is sixty days after Hauser receives notice from BI of a change of control of BI, which notice identifies the person or persons who have acquired control of BI in the change of control that constitutes the basis for Hauser's termination under this provision;

               (4) Such date as either Party (the "Noticing Party") may state in a notice given to the other Party (the "Other Party") at least thirty days before such date, which notice states that the Term of this Agreement will terminate as of that date by reason of a material breach of this Agreement by the Other Party--which breach is identified in the notice with sufficient specificity to enable the Other Party to understand the nature of the breach and what, if anything, must be done to cure it--if the Other Party has not cured such breach before that date.

               (5) Such date as either Party (the "Noticing Party") may state in a notice given to the other Party (the "Other Party") stating that the Term of this Agreement is terminated because (A) the Other Party has made an assignment for the benefit of creditors; (B) the Other Party has admitted insolvency; (C) the Other Party has instituted voluntary proceedings in bankruptcy; (D) involuntary proceedings in bankruptcy or other insolvency proceedings have been instituted against the Other Party, if such proceedings have not been dismissed within sixty days after their institution; or (E) an application has been made for receivership with respect to the Other Party or any material part of its assets or business, if such application has been granted or has not been dismissed within sixty days after the filing thereof.

          (b) Notwithstanding the termination of the Term of this Agreement for any reason, all obligations of a Party that have accrued prior to such termination shall remain due and owing in accordance with the terms of this Agreement, and the provisions of this Agreement that by their nature are to continue after the termination of the Term of the Agreement shall remain in full force and effect, including Section 6 through Section 22.

     9. INDEPENDENT CONTRACTOR; NO AGENCY; NO DELEGATION. Nothing herein shall be construed to make either Party a partner, agent, or employee of the other Party. Each Party shall in all respects be an independent contractor of the other Party in its performance under this Agreement and neither Party shall in any way represent itself to third persons to be a partner, agent, or employee of the Other Party.

     10. CONFIDENTIALITY. (a)(1) Subject to Section 10(a)(2), "Confidential Information" means any information that related to a Party or any of its Affiliates (the Party or such Affiliate, or both, as the context may require, being herein referred to as the "Discloser") or to the business, property, products, services, operations, sales, customers, history, or prospects of the Discloser, whether or not such information is written or contained in tangible form, patented or patentable, or copyrighted or subject to copyright. The term "Confidential Information" shall include, without limitation, any and all developments;
     inventories; discoveries; ideas; conceptions; creations; improvements; trade secrets; business secrets; production or manufacturing techniques; systems; processes; methods; formulae; experimental works; engineering data or drawings; test results; survey results; sales or marketing data; accounting or financial data; business information; information concerning third person sources of intellectual property; and product or service descriptions or information which relates to the Discloser or to the business, property, products, services, operations, sales, customers, licensees,


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     licensors, history, or prospects of the Discloser.  The term "Confidential
     Information" shall also include any information of any other person (herein, the "Third Person Discloser") which has come into the possession of the Discloser in circumstances which, as such circumstances are known to BI, should reasonably cause BI to conclude that a duty of confidentiality was imposed upon the Discloser in favor of the Third Person Discloser.

               (2) Notwithstanding Section 10(a)(1), the term "Confidential Information" shall not include information which a Party shows

                    (A) Is now in or hereafter comes into the public domain through no fault of that Party; or

                    (B)  Was known to that Party prior to February 1, 1998; or

                    (C) Is acquired by that Party or any of its Affiliates from persons who are not employed or engaged by, and who are not under any duty of confidentiality for the benefit of, the Discloser or the Third Person Discloser.

     It is understood that some Confidential Information may, at least in part, consist of a synthesis of information that is in the public domain; and it is, therefore, understood that no exclusion contained in clause 10(a)(2)(A), 10(a)(2)(B), or 10(a)(2)(C) shall operate to exclude from the definition of "Confidential Information" such synthesis of otherwise public domain information, unless it can be shown that such synthesis is itself in the public domain.

               (b) The Party receiving Confidential Information shall (1) use the Confidential Information only for purposes of performing its obligations under this Agreement, and (2) shall not disclose any Confidential Information in any form to any person other than to its and its and its Affiliates' employees and agents who have a need to know the Confidential Information in order that it can perform its obligations under this Agreement, each of whom is under the same restrictions regarding use and disclosure of the Confidential Information as is the Party under this Section 10.

               (c) This Section 10 shall apply only to information that is disclosed by a Discloser to the other Party during the Term of this Agreement. This Section 10 shall continue to apply to covered information so long as the same remains Confidential Information in fact, notwithstanding the earlier termination of the Term of this Agreement.

               (d) In the event that a Party breaches this Section 10, the Discloser shall be entitled to injunctive relief, to such damages as it may actually sustain as a result of such breach, and to all costs and expenses, including attorneys' fees, incurred in enforcing this Section 10 and its rights hereunder. The remedies provided in this Section 10 are cumulative, and not exclusive, and are in addition to all remedies otherwise provided by law.

     11. FORCE MAJEURE. (a) For purposes of this section, a "Force Majeure Event" shall be any event or condition that (1) is not known to the Excused Party (as defined below), as of the Effective Date, to exist, (2) is not reasonably foreseeable as of the Effective Date, and (3) is not reasonably within the control of the Excused Party. Without limiting the preceding sentence, any of the following shall constitute a Force Majeure Event if the same meets the conditions expressed in clause (2) of that sentence: natural disaster; fire; flood; storm; war; riot; civil disturbance; malicious damage; epidemic; accident; breakdown of plant or machinery; strike; lockout; labor action; material shortage of, or material increase in the expense of


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obtaining, or other circumstances materially affecting the supply of, workers, materials, transport, raw materials, or energy; or acts of governmental authority.

               (b) Any period of time in which a Party (the "Excused Party") must perform any obligation under this Agreement shall be extended by the period of time that a Force Majeure Event prevents such performance in whole or in material part or renders such performance so difficult or costly that such performance is commercially unreasonable, and the Excused Party shall not be liable for loss or damage incurred by the other Party by reason of any delay in such performance during such period of extension. If the Force Majeure Event is of such a nature that the performance of the obligation will reasonably require an additional period of time following cessation of the Force Majeure Event, then the period of time in which the Excused Party must perform the obligation shall be further extended by such additional period of time, and the Excused Party shall not be liable for loss or damage incurred by the other Party by reason of any delay in such performance during such additional period of time.

               (c) The Excused Party shall promptly notify the other Party in writing of the commencement and termination of the Force Majeure Event and shall document any evidence of the commencement, existence, and termination of the Force Majeure Event and of its effect on the ability of the Excused Party to perform its obligation under this Agreement.

               (d) If the period of time in which a Party must perform any material obligation hereunder is extended for a period of more than six consecutive months pursuant to the preceding provisions of this section, either Party may terminate this Agreement, without liability to the other Party for such termination, by giving notice of termination given to the other Party prior to the end of the period of extension.

               (e) The foregoing provision of this section shall not excuse any obligation to pay any amount which becomes due under this Agreement prior to termination of this Agreement, but payment for any performance the time for which is extended pursuant to such provisions may be suspended until such performance is rendered.

     12. ARBITRATION. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof.

     13. NOTICES. (a) Each notice and other communication to be given to a recipient Party under or with respect to this Agreement (including instruments tendered as full satisfaction of debts and other communications concerning disputed debts) shall be in writing (including by telegraph, telex, telecopier, and other available communication facilities providing written copy to the recipient Party) and shall be effective--

                    (1) when actually delivered (A) to the individual whom the recipient Party had last identified by notice as being authorized to receive notices and communications under this Agreement (such individual being referred to as the "Notice Individual"), wherever that Notice Individual may be found, or (B) to the attention of the Notice Individual at such address as the recipient Party last designated by notice (such address being referred to as the "Notice Address") (any notice transmitted by telegram, telex, telecopy or other such communication facility shall also be delivered by mail or courier as is also permitted under this section but shall be deemed to have been given when telegram, telex, telecopy, or other such communication has been transmitted if that transmission is the earliest date of delivery);


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                    (2)  on the day delivery is guaranteed by the courier
     services, after receipted delivery to a courier service which guarantees delivery by a stated day, under circumstances in which such guaranty is applicable, if the notice or other communication is addressed to the Notice Individual at the Notice Address;

                    (3) on the earlier of (A) delivery or (B) three Business Days after mailing by United States certified mail, postage and fees prepaid, if the notice or other communication is addressed to the Notice Individual at the Notice Address.

               (b) Actual delivery of a notice or other communication to a recipient Party, if made at the Notice Address for the recipient Party, shall be deemed to have been made to the Notice Individual if (A) the Notice Individual is identified on the notice or communication (or on a label on the exterior of any envelope or package containing the notice or communication, as the case may be) and (B) the delivery is made to an individual whom the noticing or communicating Party reasonably believes is likely to transmit the notice or communication to the Notice Individual. Delivery of a notice or other communication to the recipient Party at a place other than the Notice Address shall be effective only if it is to the Notice Individual for the recipient Party. The initial Notice Addresses, and the initial designations of Notice Individuals are as follows:

     For Hauser:

            Hauser, Inc.
            5555 Airport Boulevard
            Boulder, Colorado 80301
            Attention: Martin C. Wehr, Chief Operating Officer
                    Facsimile: 303-441-5802
                    Confirming telephone: 303-443-4662

     For BI:

            Botanical International, Inc.
            2550 El Presidio Street
            Long Beach, CA 90801
            Attention: Ralph Heinman, President
                    Facsimile: 310-669-8146
                    Confirming telephone: 310-637-9566

     14. INTERPRETATION OF GOVERNING LAW; JURISDICTION AND SERVICE OF PROCESS. Agreement shall be construed as though prepared by both of the Parties. This Agreement, and the performances of the Parties hereunder, shall be governed by the laws of the State of Colorado without giving effect to the principles of conflicts of laws that would otherwise provide for the application of the substantive law of another jurisdiction. Subject to Section 12, any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement must be brought against either Party in the courts of the State of Colorado or, if it has or can obtain jurisdiction, in the United States District Court for such state, and each Party hereby consents for itself and its successors and assigns to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in this section may be served on either Party anywhere in the world, whether within or without the State of Colorado, and may also be served upon either Party in the manner provided above for giving notices to a Party under this Agreement.


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     15.  INUREMENT AND ASSIGNMENT.  This Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their heirs, personal representatives, successors, and assigns, but neither Party may assign this Agreement or any right or obligation hereunder to any person without the written consent of the other Party. No assignment of this Agreement or of any right or obligation hereunder shall relieve the assignor of its obligations hereunder without the written consent of the other Party.

     16. NO THIRD PERSON BENEFICIARIES. This Agreement creates no rights benefitting third persons, and no third person shall have any right to enforce any provision hereof, except as may be specifically provided herein. If any right benefitting a third person is specifically provided herein, the same may be amended (including deletion) by the Parties in the manner provided herein for amendments of this Agreement, without the consent of such third person, notwithstanding that the third person may have justifiably changed position in reliance on such provision prior to such amendment; and the third person shall be bound by such amendment effective as of the date specified by the Parties or, if no date is specified, as of the date of this Agreement.

     17. MODIFICATION AND WAIVER. This Agreement may not be modified except by a writing signed by the Party or Parties to be burdened by the effects of the modification. Neither Party shall be deemed to have waived any right or remedy under or with respect to this Agreement unless such waiver is expressed in a writing signed by such Party. No waiver of any right or remedy under or with respect to this Agreement by a Party on any occasion or in any circumstance shall be deemed to be a waiver of any other right or remedy on that occasion or in that circumstance nor a waiver of the same or of any other right or remedy on any other occasion or in any other circumstance.

     18. REMEDIES CUMULATIVE. The remedies provided in this Agreement are cumulative, and not exclusive, and are in addition to all remedies otherwise provided by law.

     19. SEVERABILITY. If any provision in this Agreement is held to be invalid or unenforceable on any occasion or in any circumstance, such holding shall not be deemed to render the provision invalid or unenforceable on any other occasion or in any other circumstance nor to render any other provision hereof invalid or unenforceable, and to that extent the provisions of this Agreement are severable; provided, however, that this provision shall not preclude a court of competent jurisdiction from refusing so to sever any provision if severance would be inequitable to one or more of the Parties.

     20. HEADINGS AND INTERPRETATION. Headings and captions contained in this Agreement are solely for the convenience of the Parties and are not to be considered in interpreting or construing this Agreement or the Parties' rights, remedies, and obligations hereunder. The words "herein", "hereof", and "hereunder", when used in this Agreement, refer to the Agreement in its entirety. The word "include" and its derivations mean by way of example and not by way of exclusion or limitation. Words in the singular include the plural and words in the plural include the singular, according to the requirements of the context. Words importing a gender include all genders. All references to days shall be calendar days unless otherwise expressly stated. When the last day prescribed for performing an act falls on Saturday, Sunday or a legal holiday, the performance of such act shall be considered timely if it is performed on the next succeeding day which is not a Saturday, Sunday or legal holiday. All dollar amounts referred to in this Agreement are in lawful money of the United States of America.

     21. ENTIRE AGREEMENT. This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior oral or written agreements between the Parties with respect to the subject matter hereof. This Agreement is one of several "Transaction Documents" as that term is defined in that certain "Acquisition Agreement" between Hauser and Zuellig North America, Inc.


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

     22. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to constitute but one and the same instrument. This Agreement shall be effective if each Party has executed and delivered at least one counterpart hereof.

[Signatures follow]

     IN WITNESS WHEREOF, the Parties have executed and delivered this Sourcing Agency Agreement as of the date first stated above.

HAUSER, INC.                           ZUELLIG BOTANICALS, INC.

By: _______________________________    By: ___________________________________

Title: ____________________________    Title: ________________________________

Printed name: _____________________    Printed name: _________________________


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